EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Medialink Worldwide Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-3 of Medialink Worlwide Incorporated of our report dated February 24, 2004, except for note 4, which is as of April 14, 2004, with respect to the consolidated balance sheets of Medialink Worldwide Incorporated and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003.

Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.




                                                                   /s/KPMG LLP


New York, New York
December 2, 2004